Hercules Offshore, Inc. Completes Acquisition of TODCO

Houston — July 11, 2007 — Hercules Offshore, Inc. (“Hercules Offshore”, “the Company” Nasdaq: HERO) today announced the completion of its acquisition of TODCO as the transaction was finalized today following approvals by the stockholders of both companies.

During a meeting of the Company’s board of directors, also held today, the board voted to elect three new board members, all of whom were previously board members of TODCO, namely: Suzanne V. Baer, Thomas M Hamilton and Thomas N. Amonett. The Hercules board of directors is now composed of ten members.

Randy Stilley, Chief Executive Officer, President and Director of Hercules Offshore, stated, “On behalf of our board of directors and the entire company, I am pleased to announce the successful completion of the acquisition of TODCO. We are excited to move forward as a larger, more diverse organization that has the opportunity to create significant value for our company’s shareholders, customers, and employees.”

“With the world’s fourth largest fleet of jackups, largest fleet of both barge drilling rigs and liftboats, Hercules Offshore is now positioned as one of the leading shallow water oil service providers globally. Our strategic vision remains focused on growth through acquisitions, expanding geographic diversity, financial discipline and preserving our status as an environmentally sound and cost effective provider.”

Headquartered in Houston, Hercules Offshore operates a fleet of 33 jackup rigs, 27 barge rigs, 65 liftboats, three submersible rigs, nine land rigs and one platform rig and has operations in ten different countries on five continents. The company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.

Contact Information

Hercules Offshore, Inc.

Stephen M. Butz

Vice President Finance and Treasurer

713-979-9832

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s website at www.sec.gov or the Company’s website at www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

Risks with respect to the combination of Hercules Offshore and TODCO, as well as other recent and future acquisitions, include difficulties in the integration of the operations and personnel of the acquired company, diversion of management’s attention away from other business concerns, and the assumption of any undisclosed or other liabilities of the acquired company. Expected benefits of the merger may not be achieved in the near term, or at all. Hercules Offshore will have a significant amount of additional debt as a result of the merger.